Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333‑204160) and on Form S-8 (No. 33-59647, 333-82304, 333-96463, 333-96465, 333-82274, 333-103455, 333-143514, 333-159304, 333-173990 and 333-188587) of Penn Virginia Corporation of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Penn Virginia Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders' equity, cash flows, and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Penn Virginia Corporation.
Our report dated March 15, 2016 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on obtaining additional financing to continue its planned principal business operations. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Houston, Texas
March 15, 2016